Exhibit 5.1

787 Seventh Avenue New York, NY 10019-6099 Tel: 212 728 8000 Fax: 212 728 8111

April 30, 2026

Grid Dynamics Holdings, Inc.

6101 Bollinger Canyon Road, Suite 465

San Ramon, CA 94583

Re:	Post-Effective Amendment No. 1 to Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as counsel to Grid Dynamics Holdings, Inc., a corporation organized under the laws of the State of Delaware (the “Company”), in connection with the Post-Effective Amendment No. 1 to the Registration Statement on Form S-3 (File No. 333-279081) filed by the Company with the U.S. Securities and Exchange Commission on April 30, 2026 (the “Registration Statement”) under the Securities Act of 1933 (as amended, the “Act”), relating to the resale from time to time by the selling stockholders named therein of up to 13,889,183 shares of the Company’s common stock, par value $0.0001 per share (collectively, the “Shares”).

We have examined copies of the second amended and restated certificate of incorporation of the Company, the amended and restated bylaws of the Company, the Registration Statement, all relevant resolutions adopted by the Company’s board of directors and such other records and documents that we have deemed necessary for the purpose of this opinion. We have also examined and are familiar with originals or copies, certified or otherwise identified to our satisfaction, of such other documents, corporate records, papers, statutes and authorities as we have deemed necessary to form a basis for the opinions hereinafter expressed.

As to questions of fact material to the opinions expressed below, we have relied without independent check or verification upon certificates and comparable documents of public officials and officers and representatives of the Company and statements of fact contained in the documents we have examined. In our examination and in rendering our opinions contained herein, we have assumed (i) the genuineness of all signatures of all parties; (ii) the authenticity of all corporate records, documents, agreements, instruments and certificates submitted to us as originals and the conformity to original documents and agreements of all documents and agreements submitted to us as conformed, certified or photostatic copies; and (iii) the capacity of natural persons.

Based on the foregoing, and subject to the qualifications, assumptions and limitations stated herein, we are of the opinion that the Shares are validly issued, fully paid and nonassessable.

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Grid Dynamics Holdings, Inc.

April 30, 2026

This opinion is limited to the General Corporation Law of the State of Delaware and to the specific legal matters expressly addressed herein, and no opinion is expressed or implied with respect to the laws of any other jurisdiction or any legal matter not expressly addressed herein.

The opinions expressed herein are given as of the date hereof, and we assume no obligation to update or supplement such opinions after the date hereof.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the heading “Legal Matters” in the prospectus included as part of the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,

/s/ Willkie Farr & Gallagher LLP